EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Eugene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 x-261	(310) 208-2550
E-mail: dmatsui@sha-ir.com

CERADYNE, INC. RECEIVES $75.7 MILLION CERAMIC BODY ARMOR CONTRACT

Deliveries Scheduled for Q2-Q3 2005

Costa Mesa, Calif.—November 1, 2004—Ceradyne, Inc. (Company) (Nasdaq:CRDN) announced the receipt of a $75.7 million delivery order for its lightweight ceramic body armor. This order is the second delivery order issued under the Indefinite Delivery/Indefinite Quantity (ID/IQ) $461 million maximum value contract which the Company announced on August 20, 2004. The first delivery order was for over $28 million. These two delivery orders result in at least $103 million in body armor under this contract, scheduled for Ceradyne shipment in the first three quarters of 2005. The contract was awarded to Ceradyne by the U.S. Army Unique Missions Division, Aberdeen Proving Ground, Maryland.

Joel Moskowitz, Ceradyne chief executive officer, commented: “We expect to continue to receive additional delivery orders against the base ID/IQ order in the future. However, this $75.7 million delivery order is the largest single order the Company has ever booked. The August 2004 acquisition of our supplier, ESK, of the raw material, boron carbide, coupled with additional armor capacity coming on stream in our new Lexington, Kentucky plant and Irvine, California facility are anticipated to allow Ceradyne to meet these as well as other projected requirements.”

Moskowitz also noted: “Under an ID/IQ government type contract, the government is obligated to purchase only certain minimum quantities. Each delivery order, such as the initial Ceradyne $28 million order, and this $75.7 million order, is issued as a release against a maximum amount, which for this contract is $461 million total. Therefore, our projections of follow-on business under this contract anticipate receipt of additional releases, or delivery orders.”

Moskowitz further added: “Ceradyne is proud to have been awarded this contract and is confident that the Ceradyne armor systems that will be fielded in large quantities will save American lives.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the Securities and Exchange Commission.

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